Exhibit 5(c)

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

Unilever N.V. Weena 455 3013 AL Rotterdam The Netherlands

14 September 2020

Ladies and Gentlemen

Unilever N.V. – Guarantee of U.S.$500,000,000 0.375% Senior Notes due 2023 (the “2023 Notes”) and U.S.$500,000,000 1.375% Senior Notes due 2030 (the “2030 Notes”, and, together with the 2023 Notes, the “Notes”) issued by Unilever Capital Corporation

1	We have acted as your Dutch legal advisers in connection with the issue by Unilever Capital Corporation (“UCC”), a Delaware corporation, of the Notes, which are stated to be jointly, severally, fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Unilever N.V., Unilever PLC and Unilever United States, Inc. (“UNUS”) (collectively, the “Guarantors”). The Notes and the Dutch Guarantee are being issued pursuant to the 2014 Indenture (as defined in the Schedule to this letter). We have taken instructions solely from Unilever N.V.

2	This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law) and market abuse, competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined (together with certain other terms used herein) in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition, we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

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3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Rotterdam and the central insolvency register (centraal insolventieregister) that Unilever N.V. is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned and, if an electronic signature (elektronische handtekening) (other than a qualified electronic signature (gekwalificeerde elektronische handtekening)), the signing method used is sufficiently reliable (voldoende betrouwbaar) taking into account the purpose for which that electronic signature was used and all other circumstances.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion and (i) in the case of the Notes, authenticated, effectuated (where required), issued, accepted and paid for in compliance with the 2014 Indenture with the Dutch Guarantee attached thereto or endorsed thereon and (ii) in the case of the Dutch Guarantee validly granted and delivered in compliance with the 2014 Indenture. All confirmations referred to in paragraph 3 are true.

4.4	Unilever N.V. has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5	The entry into and performance of the 2014 Indenture and the transactions contemplated thereby, including the granting of the Dutch Guarantee, are conducive to the corporate objects and in the interest of Unilever N.V.

4.6	The extract from the minutes referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out in those minutes have been validly passed and the written resolutions referred to in the Schedule have been validly passed, and any conditions and limitations contained therein have been or will have been complied with.

4.7	No advice is required from any works council under the Works Councils Act (Wet op de ondernemingsraden) in connection with Unilever N.V.'s entry into and performance of the 2014 Indenture or the Dutch Guarantee.

4.8	The 2014 Indenture including the Dutch Guarantee and any powers of attorney (including the Power of Attorney) have been or will have been signed on behalf of Unilever N.V. by its chief executive officer or two members of its management board in office at the time of signing or, in the case of the 2014 Indenture (including the Dutch Guarantee), by a person or persons duly authorised to do so under a valid power of attorney (including the Power of Attorney), if in facsimile with the approval of the signatory.

4.9	No member of Unilever N.V.'s management board has a conflict of interest (tegenstrijdig belang) with respect to the Dutch Guarantee or the 2014 Indenture (or the transactions contemplated thereby).

4.10	All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into, accepted and duly performed by, each party thereto other than Unilever N.V.

4.11	All documents (including the Notes and the Dutch Guarantee), including any governing law provisions contained therein, are valid, binding and enforceable on each party (including Unilever N.V.) under the law to which they are expressed to be subject where that is not Dutch law, and under any applicable law other than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.12	Insofar as any obligation of Unilever N.V. under the 2014 Indenture or the Dutch Guarantee falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.13	There are no provisions of any law, other than Dutch law, which may apply to the Notes, the Dutch Guarantee or the 2014 Indenture (or the transactions contemplated thereby) or to any power of attorney issued by Unilever N.V. (including the Power of Attorney), which would affect this opinion.

4.14	The Notes will not be offered in, or admitted to trading on a regulated market in, the Netherlands.

4.15	The Notes will not be issued beyond (i) the maximum amount of the Shelf Programme of U.S.$25,000,000,000 and (ii) the remaining amount of debt securities which were previously authorised and remain to be issued.

4.16	Unilever N.V. does not and will not come to qualify as a bank within the meaning of the Financial Supervision Act (Wet op het financieel toezicht), or if it does, it complies and will continue to comply with the conditions for one of the exemptions contained in the Financial Supervision Act from the requirement to be authorised or licensed.

5	In our opinion:

5.1	Unilever N.V. has taken all necessary corporate action to authorise its entry into and performance of the Dutch Guarantee.

5.2	Unilever N.V. has validly signed the 2014 Indenture.

5.3	The entry into and performance of the Dutch Guarantee by Unilever N.V. does not violate Dutch law or its articles of association.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	The term “enforceable” (including the term “give binding effect to” in relation to proceedings in a Dutch court to enforce a judgment rendered by a New York court or otherwise), or any other reference by whatever term to enforcement, means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts enforce. It does not mean that those obligations (or such judgment) will necessarily be enforced in all circumstances in accordance with their (or its) terms. We do not express any opinion as to whether specific performance or injunctive relief would be available.

6.2	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors, and any sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations or otherwise by international sanctions.

6.3	Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen). Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company or the death of or termination by the attorney or the attorney being placed under guardianship or the attorney being disqualified as a director of the company, and will cease to have effect upon the company having been granted a suspension of payments. This qualification would also apply to the extent that the appointment of a process agent or other agent were to be deemed to constitute a power of attorney or a mandate.

6.4	If a facsimile signature is used for the Dutch Guarantee, each signatory should consent to such use of his signature and evidence of such consent may be required for the enforcement of the Dutch Guarantee in the Netherlands. If the Dutch Guarantee is signed on behalf of Unilever N.V. (manually, electronically or in facsimile) by a person who is a duly authorised representative of Unilever N.V. on signing but no longer on the actual date of granting of the Dutch Guarantee, enforcement of the Dutch Guarantee in the Netherlands may require that the holder thereof presents both the Dutch Guarantee and evidence of the agreement of Unilever N.V. to also be bound in such circumstances and evidence of the consent of the signatory.

6.5	A provision in an agreement requiring, forbidding or restricting a company to take any action that falls within the powers of its general meeting, or similar corporate body, may not be enforceable.

6.6	We do not express any opinion as to any “deemed” action or absence thereof.

6.7	To the extent Dutch law applies, an indemnity will not be enforceable if the damage, loss, cost, liability or expense against which a person or legal entity is indemnified is a result of wilful misconduct or gross negligence of such person or entity or if such person or entity did not act in good faith.

6.8	Dutch law does not know the concept of trust as this is known under common law, nor the concept of suspense account, and we do not express any opinion in respect thereof. Any provision pursuant to which moneys or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

6.9	To the extent Dutch law applies, any provision to the effect that no holder of a Note or any Coupon (as defined therein) shall have any right to institute any action or proceeding, judicial or otherwise, with respect to the Notes, the Dutch Guarantee or the 2014 Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, may not be enforceable in all circumstances.

6.10	To the extent Dutch law applies, any provision to the effect that in any proceedings initiated by the Trustee, the Trustee shall be held to represent all holders of the Notes to which such proceedings relate, and that it shall not be necessary to make any holders of Notes party to such proceedings, may not be enforceable in all circumstances

6.11	The enforcement in the Netherlands of the 2014 Indenture, the Notes, the Dutch Guarantee and foreign judgments will be subject to Dutch rules of civil procedure. A Dutch court may mitigate amounts due in respect of litigation and collection costs.

6.12	A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere. We express no opinion on competing judgments resulting from any concurrent proceedings.

6.13	Claims may become barred by limitation periods or may be or become subject to set-off or counterclaim.

6.14	The admissibility of a choice of jurisdiction (such as for courts in the United States) and the procedural consequences of such choice are determined by the laws of the chosen jurisdiction.

6.15	In proceedings before a court of the Netherlands the service of process against Unilever N.V. other than by personal delivery by a bailiff of the courts of the Netherlands (gerechtsdeurwaarder) and in accordance with the applicable treaties will not be considered by the court to constitute valid service of process, notwithstanding any provision to the contrary in the 2014 Indenture or the Dutch Guarantee.

6.16	To the extent that Dutch law applies to the transfer of title to a Note, this requires delivery (levering) pursuant to a valid agreement (geldige titel) by a transferor who has power to pass on title to that Note (beschikkingsbevoegdheid).

6.17	To the extent that Dutch law is applicable to the Notes or any transfer thereof, any provision to the effect that the (registered) holder of a Note may be treated as the absolute owner thereof or solely entitled thereto may not be enforceable in all circumstances.

6.18	We do not express any opinion as to any Note or any consolidation, substitution or assumption of obligations as provided for in Article VIII of the 2014 Indenture or any in rem matters.

6.19	To the extent that any provisions of the Notes, the Dutch Guarantee or the 2014 Indenture are general conditions (algemene voorwaarden) within the meaning of Section 6:231 of the Dutch Civil Code, a holder of Notes or a beneficiary of the Dutch Guarantee may nullify (vernietigen) a provision therein if (i) Unilever N.V. has not offered the holder of Notes or the beneficiary of the Dutch Guarantee a reasonable opportunity to examine the terms and conditions of the Notes or the Dutch Guarantee or the 2014 Indenture or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous (onredelijk bezwarend) to the holder of Notes or the beneficiary of the Dutch Guarantee.

6.20	We do not express any opinion as to the authority of any of the parties (other than Unilever N.V.) to perform the provisions of the 2014 Indenture applicable to them or as to obligations resulting from their involvement with any Notes.

6.21	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the report on Form 6-K, or that no material facts have been omitted from it.

6.22	The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that Unilever N.V. has not become the subject of an Insolvency Proceeding.

6.23	We do not express any opinion as to facts.

7	This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the report on Form 6-K to be submitted by the Guarantors on the date hereof, to which filing we consent. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	An electronic certified copy of an extract from the trade register (the “Trade Register Extract”) obtained from the chamber of commerce (the “Chamber of Commerce”) regarding Unilever N.V. dated 11 September 2020.

2	A faxed copy of a notarial copy of Unilever N.V.’s deed of incorporation dated 9 November 1927 and of its articles of association as most recently amended on 9 May 2012, both as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of The Governance of Unilever with effect from 1 June 2014 and that with effect from 1 January 2020 as obtained from Unilever N.V.

4	A print-out of an electronic copy of extracts from the minutes of meetings of the management board of Unilever N.V. held on 15 May 2014 and 21 November 2019 referring to resolutions adopted by Unilever N.V.’s management board in such meetings; of a written resolution of the chief executive officer of Unilever N.V. dated 18 September 2014; and of a written resolution of the chief financial officer of Unilever N.V. dated 14 July 2020, in each case confirming certain matters with respect to the Unilever Group’s U.S.$25,000,000,000 Shelf Programme (the “Shelf Programme”) and the Dutch Guarantee.

5	A print-out of an electronic copy of a power of attorney dated 18 September 2014 granted by Unilever N.V. to each Executive Director, the Group Treasurer, the Chief Legal Officer, the Group Secretary and the Deputy Secretary of Unilever N.V. and each of Michel Pinto, Richard Hazell, David Schwartz, Steven Rapp and Robert Leek executed by the chief executive officer of Unilever N.V. and of a power of attorney dated 14 July 2020 granted by Unilever N.V. to each Executive Director, the Chief Legal Officer and Company Secretary, the Deputy Secretary of Unilever N.V. and each of Richard Hazell, Johanna Hyttinen, Janine Juggins and Robert Leek executed by the chief financial officer of Unilever N.V. (together and each, the “Power of Attorney”).

6	A print-out of an electronic copy of a certificate of secretary dated 30 September 2014 executed by Tonia Lovell in her stated capacity of Group Secretary of Unilever N.V.

7	A print-out of an electronic copy of a certificate of secretary dated 14 September 2020 executed by Ritva Sotamaa in her stated capacity of Group Secretary of Unilever N.V.

8	A print-out of an electronic copy of an executed amended and restated indenture dated as of 22 September 2014 relating to securities including the Notes (the “2014 Indenture”), between UCC as issuer, Unilever N.V. as issuer and guarantor, Unilever PLC and UNUS as guarantors and The Bank of New York as trustee (the “Trustee”), including, inter alia, the guarantee of the Notes (to the extent applicable to (granted by) Unilever N.V., the “Dutch Guarantee”) and the form thereof which we understand will be attached to or endorsed on the Notes.

References to “documents” are to any and all documents mentioned in this Schedule including the Notes and the Dutch Guarantee, unless the context requires otherwise, and references in the opinion to the Power of Attorney are to the relevant Power of Attorney as in force at the time of signing of the relevant document.